EXHIBIT 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated March 29, 2001 included in the Visual Networks, Inc. Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 000-23699) and to all references to our Firm included in this Registration Statement filed on Form S-8.

/s/ Arthur Andersen LLP

McLean, Virginia
June 11, 2001